EXHIBIT 99.1

WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis V. Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 286-3636	February 4, 2009
E-Mail: Dcurtin@weismarkets.com
WEIS MARKETS REPORTS FOURTH QUARTER RESULTS

     (Sunbury, PA) - Weis Markets, Inc. (NYSE: WMK) today said its fourth quarter sales increased 2.7% to $619.4 million while basic and diluted earnings per share increased $.31 to $.63 per share.

For the thirteen-week period ending December 27, 2008, the Company's comparable store sales increased 2.2% and its net income increased 97.6% to $17.0 million.

"Our fourth quarter sales and net income increases were due to the continuing success of our targeted promotional and transaction building programs combined with key improvements in our store operating practices and increased efficiencies at store and distribution levels," said David J. Hepfinger, Weis Markets' President and CEO. "We continue to operate in a tough economic environment, which is clearly impacting our customers' purchasing decisions. However, we believe our continuing operational improvements along with our aggressive merchandising and marketing programs will help us to make substantial progress with our sales and profits in 2009."

YEAR TO DATE

Company sales increased 4.5% to $2.4 billion for the 52-week period ending December 27, 2008, and comparable store sales increased 4.3%. Basic and diluted earnings per share declined $.15 to $1.74 per share, while net income declined 7.8% to $47.0 million.

ABOUT WEIS MARKETS

Founded in 1912, Weis Markets is a Mid-Atlantic supermarket company. It currently operates 154 stores in five Mid-Atlantic States: Pennsylvania, Maryland, New Jersey, New York and West Virginia.

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     In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

     The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc.
Comparative Summary of Unaudited Sales & Earnings
Fourth Quarter - 2008
	13 Week	13 Week
	Period Ended	Period Ended	Increase
	Dec. 27, 2008	Dec. 29, 2007	(Decrease)
Net Sales	$619,408,000	$602,977,000	2.7%
Income Before Taxes	26,365,000	12,900,000	104.4%
Provision for Income Taxes	9,353,000	4,290,000	118.0%
Net Income	$17,012,000	$8,610,000	97.6%

Weighted-Average
Shares Outstanding	26,966,000	26,986,000	(20,000)
Basic and Diluted
Earnings Per Share	$0.63	$0.32	$0.31

	52 Week	52 Week
	Period Ended	Period Ended	Increase
	Dec. 27, 2008	Dec. 29, 2007	(Decrease)
Net Sales	$2,422,361,000	$2,318,551,000	4.5%
Income Before Taxes	70,113,000	77,759,000	(9.8%)
Provision for Income Taxes	23,118,000	26,769,000	(13.6%)
Net Income	$46,995,000	$50,990,000	(7.8%)

Weighted-Average
Shares Outstanding	26,967,000	26,994,000	(27,000)
Basic and Diluted
Earnings Per Share	$1.74	$1.89	($0.15)